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                                                                    EXHIBIT 4.38


                               PROMISSORY NOTE

$16,500.00                                                  As of March 27, 1992
                                                            Jackson, Mississippi


     FOR VALUE RECEIVED, the undersigned promises unconditionally to pay to the order of ROBERT G. MOUNGER, III an individual resident of the State of Mississippi, the principal sum of SIXTEEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($16,500.00), with interest on the unpaid balance from the date hereof until paid at an annual rate, determined daily, which is two (2) percentage points above the Prime Rate, as hereinafter defined, said principal and interest being due and payable ON DEMAND. For purposes of this Note, "Prime Rate" shall mean the rate of interest announced by Deposit Guaranty National Bank, Jackson, Mississippi, from time to time as its "Prime Rate." Each change in the interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

     Should the indebtedness evidenced by this Note be collected by an action at law, or in equity, the undersigned agrees to pay all costs of collection, including reasonable attorney's fees.

     The undersigned reserves the right to prepay this Note, or any part thereof, at any time, without penalty.

     The undersigned hereby waives presentment for payment, demand, protest or notice of protest and of non-payment of this Note.

     This Note shall be the joint and several obligation of all of the undersigned and all makers, sureties, guarantors and endorsers hereof.

     This Note is made and delivered in the State of Mississippi and shall be governed by the laws thereof.

     WITNESS the execution hereof as of the day and year first written above.



                                      MISSISSIPPI-3 CELLULAR CORPORATION



                                      By: /s/ WILLIAM M. YANDELL, III,
                                          --------------------------------------
                                          William M. Yandell, III



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This Note and the indebtedness evidenced hereby is subordinated in right of payment to the prior payment in full of the Senior Obligations (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, that certain Subordination Agreement dated as of November 20, 1992, executed by the maker hereof and payee named herein in favor of maker.